Exhibit 12
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



                                                                                                          PRO-FORMA REMAINING BANK
                                                                                                          ------------------------
                                          QUARTER                                                           QUARTER      YEAR
                                           ENDED              YEAR ENDED DECEMBER 31,                        ENDED      ENDED
                                          MARCH 31,   --------------------------------------               MARCH 31   DECEMBER 31,
                                            1997       1996      1995      1994         1993        1992      1997       1996
                                            ----       ----      ----      ----         ----        ----      ----       ----
                                                              (DOLLARS IN THOUSANDS)
RATIO OF EARNINGS TO FIXED CHARGES:

     EXCLUDING INTEREST ON DEPOSITS         7.65X     13.64X     4.87X     2.04X         -(1)      3.21X     7.93X      8.20X

     INCLUDING INTEREST ON DEPOSITS         1.62X      2.04X     1.43X     1.18X         -(1)      1.23X     1.62X      1.57X

COMPUTATION:

NET INCOME BEFORE INCOME TAXES FROM
  CONTINUING OPERATIONS                    13,286    105,580    31,725    10,590         960      23,943    11,814     39,826

LESS UNDISTRIBUTED INCOME FROM ICII         1,461     32,205     5,192     3,489       7,898         -         -         -

TOTAL INTEREST EXPENSE                     18,572     68,054    60,154    37,415      36,280     101,683    18,572     68,054

PORTION OF RENT EXPENSE THAT REPRESENTS
  THE INTEREST FACTOR                         561      2,301     2,192     2,581       2,773       2,933       489      2,029

INCOME AS ADJUSTED INCLUDING INTEREST
  EXPENSE                                  30,958    143,730    88,879    47,097      32,115     128,559    30,875    109,909

LESS INTEREST ON DEPOSITS                  17,355     64,551    55,491    33,184      31,072      93,795    17,355     64,551

INCOME AS ADJUSTED EXCLUDING INTEREST
  ON DEPOSITS                              13,603     79,179    33,388    13,913      1,0433       4,764    13,520    45,358

TOTAL INTEREST EXPENSE                     18,572     68,054    60,154    37,415      36,280     101,683    18,572    68,054

PORTION OF RENT EXPENSE THAT REPRESENTS
  THE INTEREST FACTOR                         561      2,301     2,192     2,581       2,773       2,933       489     2,029

TOTAL FIXED CHARGES INCLUDING INTEREST
  ON DEPOSITS                              19,133     70,355    62,346    39,996      39,053     104,616    19,061    70,083

LESS INTEREST ON DEPOSITS                  17,355     64,551    55,491    33,184      31,072      93,795    17,355    64,551

TOTAL FIXED CHARGES EXCLUDING INTEREST
  ON DEPOSITS                               1,778      5,804     6,855     6,812       7,981      10,821     1,706     5,532


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(1)  EARNINGS WERE INADEQUATE TO COVER FIXED CHARGES IN 1993 BY $6.9 MILLION.





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